UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

March 13, 2010
Date of report (Date of earliest event reported)

Gramercy Capital Corp.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-32248	06-1722127
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

420 Lexington Avenue	10170
New York, New York	(Zip Code)
(Address of Principal Executive Offices)

(212) 297-1000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.           Entry into a Material Definitive Agreement.

On March 13, 2011, Gramercy Capital Corp. (the "Company") entered into a letter agreement (the "Extension Agreement") to extend the maturity date (the "Extension") of its (i) $240.5 million mortgage loan (the "Goldman Mortgage Loan") with Goldman Sachs Mortgage Company ("GSMC"), Citicorp North America, Inc. ("Citicorp") and SL Green Realty Corp. ("SL Green," and collectively with GSMC and Citicorp, the "Mortgage Lenders"), and (ii) $549.7 million senior and junior mezzanine loans (the "Gramercy Realty Mezzanine Loans" and together with the Goldman Mortgage Loan, the "Gramercy Realty Loans") with KBS Debt Holdings, LLC ("KBS"), GSMC, Citicorp and SL Green (collectively, the "Mezzanine Lenders"), from March 13, 2011 to April 15, 2011 (the "Extension Period").  The Extension is intended to provide the parties additional time (i) to exchange and consider proposals for an extension, modification, restructuring or refinancing of the Gramercy Realty Loans and, if such discussions fail, (ii) to explore an orderly transition of the collateral securing the Gramercy Realty Loans to the Mortgage Lenders and the Mezzanine Lenders (collectively, the "Gramercy Realty Lenders").

As conditions precedent to the Extension, the Company, as non-recourse “carve out” guarantor under the Gramercy Realty Loans, agreed, among other things, to make a non-refundable payment of $3.5 million (the "Extension Fee") to the Gramercy Realty Lenders no later than 5:00 p.m. Eastern Standard Time on March 14, 2011.  The Extension Fee will be applied first towards amounts, if any, that may be due and payable now or in the future by the Company, as such guarantor, to the Gramercy Realty Lenders, and the remainder will be applied to costs and expenses which the borrowers under the Gramercy Realty Loans (the "Borrowers") are otherwise responsible for under the agreements governing the Gramercy Realty Loans.  The Extension Agreement obligates the Borrowers to provide the Gramercy Realty Lenders a list of all parties with whom the Borrowers have executed within the previous 18 months confidentiality agreements regarding the Borrowers or any properties held by the Borrowers.  The Extension Agreement also obligates the Gramercy Realty Lenders to identify to the Company any parties with whom they discuss the Gramercy Realty Loans or the properties and interests collateralizing same. All third parties that receive Company related property or entity information from the Gramercy Realty Lenders must sign a written confidentiality agreement with the Gramercy Realty Lenders in a form approved by the Company.

During the Extension Period, the interest rate applicable to the Goldman Mortgage Loan will increase from 1.99% over LIBOR to 5.99% over LIBOR, and the interest rate applicable to the Gramercy Realty Mezzanine Loans will increase from 5.20% over LIBOR to 9.20% over LIBOR for the senior mezzanine loan and from 6.00% over LIBOR to 10.00% over LIBOR for the junior mezzanine loan.  The Extension Agreement also contains certain limited and customary representations and warranties from the Company, the Borrowers and the Gramercy Realty Lenders.

As a result of the continuing uncertainty regarding whether and on what terms, if any, the  Company will be able to extend, modify, restructure or refinance the Gramercy Realty Loans, the Company expects to delay the issuance of an earnings press release relating to the Company's financial performance for the year and quarter ended December 31, 2010 and to file a notification of late filing on Form 12b-25 with the Securities and Exchange Commission, delaying the filing of its Annual Report on Form 10-K for the year ended December 31, 2010.

Copies of the Extension Agreement and the press release of the Company announcing the execution of the Extension Agreement are attached as Exhibits 10.1 and 99.1, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Certain statements included or incorporated by reference in this Current Report on Form 8-K are forward-looking statements within the meaning Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements above include, but are not limited to, the status and result of negotiations with lenders.  The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  For more information regarding risks and uncertainties that may affect the Company's future results, review the Company's filings with the Securities and Exchange Commission.

Item 9.01.           Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

10.1
Letter Agreement, dated March 13, 2011, by and among the Company, as guarantor, GKK Stars Junior Mezz I, LLC, as guarantor, the Borrowers, the Mortgage Lenders, the Mezzanine Lenders, KBS GKK Participation Holdings I, LLC and KBS GKK Participation Holdings II, LLC.

99.1	Press Release, dated March 14, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 14, 2011

GRAMERCY CAPITAL CORP.

By:	/s/ Jon W. Clark
Name: Jon W. Clark
Title: Chief Financial Officer